WidePoint Corporation
First Quarter 2009 Earnings
May 18, 2009

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Corporation First Quarter 2009 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press the star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

        I would now like to turn the conference over to Frank Hawkins of Hawk Associates.

Frank Hawkins: Thank you. Good afternoon. This is Frank Hawkins. I’m the Chief Executive Officer of Hawk Associates, WidePoint’s IR firm. Welcome to the First Quarter 2009 Conference Call. On the phone today are Steve Komar, Chief Executive Officer of WidePoint, Jim McCubbin, the Company’s Chief Financial Officer, and Dan Turissini, who is the Vice President, the Chief Technology Officer, and CEO of WidePoint’s wholly-owned subsidiary, Operational Research Consultants, or ORC, as known to most of you. I’d like to begin by reading the Company’s Safe Harbor Statement, and then we will hear from Steve, Jim, and Dan before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties, or other factors not under the Company’s control. Those risks may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

        And now, here is Steve with his opening remarks.

Steven Komar: Thank you, Frank, and thank you to everyone on the call. Good afternoon, and on behalf of the WidePoint management team, I would like to welcome you to the Company’s first quarter 2009 investor call. At our last call, which was fairly recent, in early April, we advised that WidePoint’s fourth quarter 2008 performance was, I think I used the term “robust,” but it was basically a strong quarter, and that we achieved some fine results despite some pretty severe economic conditions. We recorded revenues that exceeded $10 million, and we also reported that we had achieved bottom-line profitability. Today, I’m pleased to report that we have duplicated that performance in the first quarter, thereby making the last six months the strongest revenue performance in our history and also matched by our second consecutive quarter of profitability at the fully-diluted net income bottom line.

        As compared to the first quarter of 2008, revenues were up over 40% in total, with 42% growth in the mobile telecom segment, 85% growth in PKI credentialing and 25% in the consulting services segment. Our gross profits in the same comparison almost doubled to 2 million, with income form operations, after the exclusion of non-cash items, of approximately $550,000, a $700,000 improvement versus the loss realized in the same quarter last year. Focusing on the business segments for just a moment, revenue performance was matched by improvement in income from operations for both the Mobile Telecom and PKI credentialing segments, $500,000 of each unit, with PKI moving from a loss last year to a gain of over $200,000, and also realizing an over 15% margin on current period revenues. The Consulting Services segment was unable to match that pace, although it remains profitable. While we expect some volatility in this area over coming quarters tied primarily to software sales that are difficult to time and anticipate, we believe the core business to be solid and stable, and look for additional signs that this market is in a recovery mode.

        On another important front, our balance sheet and cash flows remain strong and liquid, which allowed us to continue to maintain our 2008 year-end cash balances of $4.4 million and a net working capital of approximately $3 million, even as we paid down over $2.2 million in subordinated notes and other debt during the current quarter.

        Turning to a strategic perspective for just a minute, our first priority is that of maximizing our organic growth and target market penetration within our key mobile telecom and PKI credentialing offerings. In addition, we are seeking to utilize our intellectual property and core capabilities to enhance our product sets, as an example, PKI-based solutions for Mobile Telecom Service environments and integrated offerings for first responder, mass notification systems and commercial market providers. At the same, we continue to seek opportunities to expand our footprint in our markets through either partnership or acquisition of companies offering unique or competitively differentiated products and services that would complement or offer synergies with our existing WidePoint portfolio. As we look further into the second quarter of 2009 and the remainder of 2009, we expect this to be a very strong year for WidePoint. We believe the trajectories that we’ve established will continue and accelerate. We have assumed, on the other hand, that we can avoid the effects of an extended economic recession and/or the paralysis of the government budgeting and procurement process. But given that rather broad assumption, we see the potential for a continuation of revenue growth above our current record rate, as we move through the year and into 2010, with improved margins and increased levels of profitability.

        I’d like to thank you all for your attention. My comments were somewhat macro in nature, and I will now turn it over to Dan Turissini, who’s been introduced as the CTO of WidePoint and CEO of ORC, for his comments, and then we will turn it to Jim McCubbin for his financial comments as well. Dan, if you’d take it.

Daniel Turissini: Thank you very much, Steve. I want to start with some of the synergies Steve spoke about. At the WidePoint level, we have been working across companies to get both cost savings as well as competitive edge capabilities. We’ve done a look at our data center consolidation, specifically with the look at enhancing our positioning for our services with Protexx and iSYS and ORC. With Protexx, we have now hosted their capability in a secure data center. We’re taking advantage of our high availability infrastructure, and which is positioning them above their competition, specifically in the hosted secure managed, their loading system space that they are pursuing aggressively. We’ve also pursued PKI interoperability with the iSYS I-10 software suite. This capability has been scoped out for one of their DOD clients to allow them to have access to the I-10 data through their current credentialing capabilities, specifically, the Common Access Card, or the CAC card, and these are all in line with the overall objective to get more usability and interoperability of all the credentialing capabilities out there that we are involved with corporately. Specifically, this is in line with overseeing initiatives also as we move on to our respons—my responsibilities with ORC to provide, once deployed, an easily replicable capability to enhance applications to take advantage of the credentials being provided both at the federal government level and outsourced through ORC. We see this migrating, the enablement of the I-10 software potentially, in the HSPD-12 environment with our non-federal employee agencies across the Transportation Workers Identity Credential community, specifically as it may relate to maritime-related industry base, and finally, within the Federation for Identity Cross-Credentialing, or FiXs, where we’re seeing a lot of increase, specifically in the DOD-related industrial base.

        Our increased revenue base in the systems engineering is also in line with these initiatives. We’ve increased both our DOD and our civil agencies’ activities for providing secure mutual authentication across multiple communities of interest. This has resulted in a modest but steady growth in both our Department of Defense External Certificate Authority sales and our GSA ACES, or Access Certificate for Electronic Service credentialing capability. It has also manifested itself in a broader adoption of our certified FiXs or federal interoperable credentials for base access and logical access into DOD resources.

        We met a huge milestone under a subcontract with Lockheed Martin with TWIC, where they enrolled more than 1.1 million transportation workers, representing our milestone in putting us into a fully steadied-state production environment, and we are working closely with ports throughout the country to extend the use capability of the credential and increase adoption throughout the country. With these initiatives, we expect, within the next 12 to 24 months, to see an increased enrollment for TWIC in the 1.1—1.5 million or above enrollments. We look at TIB or the HSPD-12 environment to meet its deployment milestones of approximately 3 [million] to 3-1/2 million government employees and contractors, and we see the enrollment of FiXs at a level of 100,000 to a half-a-million supporting base access and logical access through our agreements with the American Logistics Association and the Armed Forces Communications and Electronics Association, two professional organizations representing a large number of DOD vendors and organizations needing access into DOD bases and resources. On a broader front, we’re working with GSA to enhance the government’s ability to allow these credentials and others to meet the promise of a national infrastructure that will improve citizen access to government services and information. Finally, we are seeing a significant awareness as it relates to cyber security, and all you got to do is open a newspaper and the magazines to see where that’s going, and it’s important—and the importance of strong identity to support fraud mitigation in these communities of interest outside of government-related services. Specifically, over the last three to six months, we have addressed an increasing number of inquiries in the healthcare, energy, and first responder communities.

        Steve, thank you for the time, and that’s all I have.

        Steven Komar: Thank you, Dan, appreciate that. I will now turn the microphone over to Jim McCubbin for his financial commentary.

James McCubbin: Hello, everyone, and thank you for taking the time to join us for our 2009 first quarter earnings call. Today, I’m going to discuss our overall financial performance from our recently reported first quarter results. More specifically, I’m going to review with you some of our key financial highlights from our income statement and balance sheet, and provide you with some of our thoughts on our financial performance in this quarter and how that performance may trend for the rest of 2009.

        Overall, we are very pleased with the financial results for this quarter. We were pleasantly surprised to the upside, as revenue performance improved across all three of our segments quarter-to-quarter and held mostly steady from the fourth quarter of 2008 through the first quarter of 2009. Seemingly, as many of you are aware, our first quarters of the year have tended to be our weakest for our fiscal year, so given this, we were pleased with the financial results, and given these results, we continue to maintain an overall positive outlook for our financial performance in 2009.

        In examining some of the more mundane aspects of the financial performance during this quarter, we witnessed revenue growth of approximately $3 million. Revenues for the 2009 quarter exceeded approximately $10.1 million as compared to approximately $7.2 million that we achieved during the first quarter of 2008. The increase in revenues was primarily attributable to growth in our Mobile Telecom Managed Services segment and increases in our PKI managed services segment. More specifically, we see that our Mobile Telecom Managed Services segment experienced revenue growth of approximately 42% from approximately $4.5 million for the 2008 first quarter as compared to approximately $6.4 million for the 2009 first quarter. Looking forward, we anticipate that this segment should continue to witness revenue increases as the federal agencies continue to adopt our M10 services. We presently are in various stages of the sales cycle with a number of large federal agencies, and we are very hopeful that, as the normal government procurement cycle continues this year, we will witness a number of contract awards in the coming months.

        In our PKI credentialing and managed services segment, we have experienced revenue growth of approximately 85%, with revenues increasing from approximately $649,000 from $759,000 for the first quarter of 2008 to approximately $1.4 million for the first quarter of 2009. This was predominantly a result of continuing expansion of several programs, that Dan previously spoke about, that all continued to show signs of adoption and acceptance, that are performing very positively. In fact, to further bolster these programs, we have worked very diligently to expand our sales channels with several associations, that Dan also discussed, which we believe will allow us to increase our reach to what we view as a very large marketplace. As a result of these positive events, we anticipate a positive revenue trend should continue for PKI into 2009.

        In our consulting services segment, we experienced revenue growth of approximately 25%, with revenues increasing approximately $467,000, from $1.9 million for the first quarter of 2008 to approximately $2.4 million for the first quarter of 2009. This was materially due to what we believe is a leveling and a slight rebound that is occurring in this marketplace. We believe this rebound may be erratic quarter-to-quarter as the economic environment stabilizes near-term, but we do believe it should resume an overall positive growth in the more distant future.

        So, in summary, we continue to anticipate revenue growth across all three of our business segments in 2009. It may be somewhat erratic quarter-to-quarter, but we continue to believe that our trends overall should continue to be positive for all of 2009.

        In looking across to revenues, we witnessed an increase in cost of revenues from approximately $6 million, or 85% of revenues for the first quarter of 2008 to approximately $8.1 million, or 80% of revenues for the first quarter of 2009. The absolute increase in cost of revenues was primarily attributable to increasing revenue streams while the decrease in our cost of revenues or the percentage of revenues was primarily attributable to margin improvements within our PKI and M10 segments. We anticipate that cost of sales should continue to decrease on a percentage basis in the near term as we move beyond the initial startup phase of recent contract awards and more product mix of our PKI services expand in relation to our other segments. More specifically, as we move beyond achieving the cost to support our managed service offerings and M10 and PKI, we believe our incremental cost per revenue should continue to fall, therefore increasing our margins. So, “net – net,” as a result of these events, our gross profit increased from approximately $1.1 million, or 15% of revenues in the first quarter of 2008 to approximately $2 million, or 20% of revenues in the first quarter of 2009, a nice positive trend.

        In examining sales and marketing, our expenses, we saw a slight increase from approximately $166,000 for the first quarter of 2008 to approximately $229,000 for the first quarter of 2009. This was materially attributable to the hiring of some additional resources in our sales and marketing department during the second and third quarters of 2008 as well as the licensing of sales and marketing tools that are part of an initiative to expand our sales and marketing infrastructure. We anticipate that sales and marketing expenses may increase slightly in the future but less than the rate of revenue and net margin growth.

        In examining our general and administrative expenses, we saw a decrease from approximately $1.7 million, or 23% of revenues for the first quarter of 2008 to approximately $1.5 million, or 15% of revenues for the first quarter of 2009. The decrease in general and administrative expenses for the three months ended March 31, 2009 was primarily attributable to a decrease in stock compensation expense under FAS-123(R) as a result of options issued to employees in connection with the ISIS acquisition in last January 2008. We anticipate that our G&A expenses may increase slightly but less than the rate of revenue and net margin growth as we continue to build out our infrastructure in supporting our growth expectations and as we comply with our Sarbanes-Oxley requirements this year. So, “net – net,” as we look forward, we’re very pleased at these events providing the net income that we witnessed. Net income for the first quarter of 2009 was approximately $129,000 as compared to net loss of approximately $863,000 for the first quarter of 2008. Looking forward, it is our goal to have a profitable year, and the first quarter was a positive start to achieving this goal. Looking forward, with the exception of any 123 or stock compensation charges, we believe we are on track to deliver this goal at this point looking forward into 2009.

        Examining and looking at liquidity in our balance sheet, we would also like to examine a few points that Steve had touched upon. In fact, during the quarter, we managed to maintain strong cash balances, maintained a ratio of current assets to current liabilities that provided for an increase in working capital of over $300,000 while still allowing us to reduce our short-term debt exposure by approximately $2.2 million. The production of operating income, less amortization, depreciation, and stock compensation charges, of more than $1.1 million over the past two sequential quarters has, in fact, allowed us to strengthen our liquidity and balance sheets, in fact, that in the first quarter of 2009, allowed us to renegotiate and provide for better terms with our financial institution and a line of credit that we just recently renegotiated. So, given these facts, we are very pleased with the financial performance we witnessed in the first quarter, and have a positive financial outlook in 2009 as the inflection points of our business has kind of blossomed from this development stage to what we believe is the beginnings of an early strong growth phase.

        So, that’s a quick financial review of our performance in the first quarter. Given that, I’d like to hand it back to Steve. Thank you all.

Steven Komar: Thank you, Jim. I appreciate the comments, both from Dan and Jim, for their respective—for their respective comments, and I thank them for that. I just wanted to mention very briefly that, and again with a particular thank you to Dan, who did it this time through, but we intend to continue our little practice of rotating the senior management through these quarterly investor calls to give—to give you a chance to familiarize yourself with the individuals and/or to ask any questions you think are appropriate. In that vein, in our next quarterly investor call, Jin Kang, who is the CEO of iSYS and who leads our mobile telecom initiative, will be here, will participate with Jim and me, and you will have the opportunity to ask any questions you want of him at that time.

        Again, thanks to everyone. And now, we want to open the lines for questions. I just want to take 30 seconds or less and summarize, or resummarize for you, the points or the key communication points that I think we’re trying to get across today. Number one, that WidePoint is a growing, stable, cash-generating business and in a pretty attractive marketplace. Number two, from a primary focus on our part is placed on the aggressive growth at both the mobile telecom and the PKI credentialing segments. And number three, that, financially, our goal is focused on gross margin improvement going forward and growing increasing levels of profitability, both of which we believe will support increased value for both our investors and our stakeholders.

        Having said that, I thank you again for your time and attention, and I would ask our Operator, Marissa, to open the lines for any questions or comments that you may have.

Operator: Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

        Our first question comes from the line of Sam Donaldson, private investor. Please go ahead.

Sam Donaldson: Congratulations, gentlemen. These are outstanding results, not only the revenue increase and the margin betterment, but the trend line, clearly, is up. So, now let me see if I can find a problem. It’s a lucrative market, you say, and the government at the moment seems to be getting its act together in funding the government, and I take it, moving forward on contracts that they weren’t able to do for a while. So, let’s talk about the competition or, more specifically, will you talk about the competition? Clearly, others, for this government business which supplies a lot of revenue, are in there and want to—want to get the contracts themselves. Who are our main competitors, and what’s the challenge with them?

Steven Komar: Excellent question, Sam. Let me turn to Dan to speak to the PKI piece, and then he can—he can also feel free to address ISIS, so we can ask Jim and myself to respond to that. Dan?

Daniel Turissini: Yes, thanks a lot, Sam. I haven’t seen you in a while, good to hear from you. Well, this year, it’s a bevy of competition, if you ask them. There’s a lot of people out there that are trying to do similar things that we do and, certainly, in the credentialing world and in the information insurance world, we see a lot of folks out there that are trying to solve the problem. Unfortunately, what they’ve done is try to shortcut the problem, and I don’t think there are many other organizations that have invested heavily in the credential certifications, company certifications and keeping compliant with the—or rules of engagement that the government has laid out, and that has set us very pretty for outside the government initiatives, including first responder, the energy community and healthcare. Now, that said, the 800-pound gorillas out there, also, it’s like VeriSign, who have a very big commercial practice, maybe not as big a federal practice. There’s another company called Cybertrust, who was recently purchased by Verizon. They’re still trying to figure out some of the things they can do across the board. And then, there’s always the large systems integrators like Northrop Grumman, Lockheed Martin, who we’ve been very comfortable working with and, as a matter of fact, there with, in the case of Lockheed Martin and Northrop Grumman, we do a lot of work with them in this area, where we’re the back office and they do the front office stuff. So, like I said, there’s a lot of competition, but when you get down to the nuts and bolts of what it—what we’re very successful in, and that’s maintaining a strong authentication back office, even the competition, and many times has come to us to get that final answer, if you will. So, we’re trying to leverage that competition by teaming with them on a lot of these initiatives, making it easier for them to go to market while they provide our back end as part of their front-end service.

        As far as the other sectors, and I-10s in particular, I’d like you to wait to ask that question next quarter because I think—I think Jim is going to have a similar answer. While there are—and I talked to Jim about some of this this morning—while there are other persons in this space, I’m not sure there are any other organizations that have made the investment in finite compliance and expertise in the—in the mobile telecom world. Jim, you got any more to add to that?

James McCubbin: Hey, Sam. Simply enough, we’ve built a nice niche in two areas where the marketplace is young enough, where with what we do specifically there’s not a whole lot of competition, less than a handful in every segment that we actually play in in any specific area. But we’ve done that to be competitive. We’ve priced it very well, so it’s hard for somebody to enter it as well as we keep a lot of differentiation into the certifications, technology, and software that we have to help perform that. So, it’s just a good place that we’re in right now, both in the product lifecycle as well as in the competitive profile. And as this expansion grows, you’ll always, you know, see the addition of competition, but we’ve positioned ourselves kind of like that BMW brand, where we’re very high-end performance oriented, and we’re very strong in defending that, we believe. So, it’s leaving us in a good place as the marketplace now starts to kind of grow. And, again, as I said earlier, we’re going from this development stage to this growth phase, which is a very nice place to be in how we’re positioned.

Sam Donaldson: So, there’s not (talk over)--

James McCubbin: Okay, I’d like—Sam, I’d like to add that, interestingly enough, would be the new economy that we’re living under. We’ve positioned ourselves, both at ORC and at iSYS, as a preferred managed service provider, so our stuff, if you will, is ready to go. So, we can go in, in both cases, going to an agency, going to an organization like Northrop or an industry like the maritime industry, and get them started right away. And much of our competition is going in there saying, “We can build something for you.” And in today’s economy, the luxurily—the luxury of building new and building everything to specific requirements is not there anymore, and the fact that we have a fully compliant capability that can be deployed very rapidly is a big sales initiative capability.

Sam Donaldson: Well, I was just going to say, listening to you, this is very reassuring. There’s always competition, and you’ll have to stay ahead of it. But what you seem to be saying is, there isn’t one or two big giants who’ve been sleeping, or for some other reason, who are suddenly going to come into the room and we just can’t compete against, we are covered for that?

James McCubbin: Yes, I think—yes, and we hear this a lot across town, and I get a lot of professional association meetings and stuff like that, it seems those bigger gorillas are many times more worried about what we’re doing than we are about what they’re doing.

Sam Donaldson: Well, again, congratulations to the three of you and the people who are not there. I just think it’s an outstanding job, and those of us who have invested in this Company, I think, are—I won’t say, relocate our arms by patting ourselves on the back, we pat you on the back, and we thank you.

Steven Komar: Well, thank you very much, Sam, and we appreciate your comments and your—and your investment.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question, please press star, one at this time. As a reminder, if you are using speaker equipment, it might be necessary to lift the handset before making your selection.

        Our next question comes from the line of David Jordan with Werner Capital. Please go ahead.

David Jordan: Hi. The first thing I’d like to say, I was going to say, I’m your biggest fan, but after having been at so many conference calls, I have to defer to Sam Donaldson because it would be hard for me to usurp his position. But I am a very, very big fan. I got in a little early, but I own close to, with my client, close to 5% of the Company. And, Steve, I hope you don’t take this—take this personally, but I’m a Jim McCubbin person. He’s been working with me for a couple of years and I love the man, and he’s terrifically helpful. But I wanted to tell you, Steve, that there is a company that I—I’m aware of for several years called Send Word Now, which is a company that is focused on first responders through, I think they specialize their services on mobile devices. So, you might want to take a look at that company. But, having looked at—having had the opportunity to look at your 10-Q just today and looking at the numbers, I feel that we—the biggest problem that we do have that nobody’s mentioned is we have a digital problem, and the digital problem that we have is that we have a decimal point before the price of our stock, and we should have a numeral before the decimal point. We should, I mean, it’s ridiculously priced, and where I’m going with this is that the numbers that I see down lower in the 10-Q are such that the numbers for iSYS are 6.3, 5.6 against 4.487, and they had, I think it’s operating income or net income of $602,000 against $108,000 for the quarter. And I pride myself on my ability to help bring companies to, you know, interesting money managers, money managers that have an interest in small companies, and I’ll give you my two cents’ worth, you could love it or hate it, but you’ll be at least, you know, you got the, you know, one man’s thought at the end of the day.

        If it was me, I would—WidePoint might be a great name, as far as you people are concerned, but I would call this Company, for the immediate future, you know, “Mobile Temporary Services,” or something to highlight the dramatic growth in the ISIS division because, aside from the 6.3 million, I know that there’s other revenues that are generated from that division in other—in other parts of your Company, and I think that if, from my standpoint, having, you know, dealt in micro cap stocks my whole life and that’s, you know, 38 years’ worth, I think if someone looked at the track record of ISIS and saw the tremendous growth and, in fact, last quarter on the conference call, we were told that they had about 60,000 units in the phone and by late this summer, they had contracts out for another maybe 150[,000], 200,000 phones, if they were successful in getting these things. And I think if one were to look at a specialty retailer (sp?) communications company, which WidePoint, to me, doesn’t imply, and something with “Mobile Telecommunications Services,” I think the stock would sell at two to three or four times the price right now with even out—even without the acknowledgment of the identity, you know, solutions management with TWIC and the other divisions, which is—which is a latecomer, but it’s all ready to go. And I think the opportunity here is so tremendous except for the fact that WidePoint’s name doesn’t reflect the dramatic events that are occurring in your Company.

        So, I think you guys are doing a great job. Unfortunately, I was a little early in the stock, but I’m happy now, and I think this thing is going to be a complete barnburner if marketed effectively because I think ISIS is doing so well, and the ID management business is coming online, just as you said, the TWIC, as I understand it, you get paid a certain amount of money up to the million point mark. So, I don’t want to keep babbling, but you’ve got the point, and I hope you listen to me because this is my expertise, and your expertise is running the Company. My expertise is marketing stock, so I think you’re doing a great job, and I think the next year should be our day. So, I thank you for doing the good work, and I hope you listen to me.

Steven Komar: Thank you, David. This is Steve. I appreciate that, and I’ve been jotting notes here. So, I will definitely give you your due, and we will, from our side, I assure you, stay focused on managing and optimizing the Company. And we will look for guidance, to people with expertise in that area, to help us in terms of our positioning our Company for the future. So, all good comments. I must tell you, you didn’t hurt my feelings at all. I think a lot of Jim McCubbin, too, so I think we have good (talk over)—

David Jordan: But he sent me—he sent me—he sent me a T-shirt which says “McCubbin” on it. See, I never got one from you.

Steven Komar: Oh, my goodness, really?

David Jordan: That was the one problem.

Steven Komar: No, no, it must be a modesty thing, I’m not sure. But David, thank you very much for your comments, and by the way, as well for Send Word Now, we will definitely look into that. And I think, you know, the comment about the “Mobile Temp Service,” I hear you, and I think we are going to consider that. I think—I think there’s some question as to whether this is the optimum time and, you know, I’m—we can probably chat about that on the side.

David Jordan: I’d like to.

Steven Komar: We—but we like to think that the two sectors that we’ve targeted, both have pretty attractive growth potential, and we’re thinking maybe that this is not the appropriate strategy right now. But why don’t we chat about that on the side, because I (talk over)—

David Jordan: I’d love to.

Steven Komar: I respect where you’re coming from.

David Jordan: Thank you very much for your time.

Steven Komar: Okay? I think our focus here is just going to be to fire on all fronts and try and build value for the investor base as well. And I'll just leave it at that—

David Jordan: Thank you, Steve—

Steven Komar: And so that I don’t go on. Jim, do you have anything to (talk over)—

James McCubbin: David, how are you doing? Hey, David, we—as you’re aware, we’re going to be attending the Noble (Financial Investor) Conference, and we’re going to be working very diligently and hard also at making sure that a lot more people are aware of what we have now that we have some performance that we can demonstrate, especially in this new economic reality that we’re seeing, almost like everybody’s from Missouri. We believe that we do have a very good story, and that we can go out and make sure that more people are aware of it now because it has kind of, it needs to be refreshed, okay, and we do have that positive performance. Anything that you can do to help us in that regard, we’re going to very much look forward to taking any help we can from you, okay?

David Jordan: Thank you very much for your time.

Steven Komar: Thanks. Thank you, David.

Operator: Thank you, sir. Our next question comes from the line of David Carr, a private investor. Please go ahead.

David Carr: Thanks very much, guys. I—you know, I have to tell you, Steve and Jim and Dan, quite a bit of time ago, I liked what you guys were doing, and put a significant bet, because that’s what you’re doing when you buy shares, and I bought a fair amount of shares. And my comment, simple, to you is that you have delivered in spades. You are absolutely doing a fabulous job, and you should be tremendously congratulated for it. I, to comment, I know David Jordan, and I don’t think he’s a bigger fan that I am, and I’ll take exception, I think Sam is a big fan of yours, but he’s no bigger than I am, so maybe the three of us are your biggest fans. But I’d like—I only have one question, but before I get to that, I’d just like to comment on a comment that David made about name changes. I’ve run publicly held companies, I’ve changed their names, it never did anything for me, to be honest with you. If you deliver the results, if you just keep doing what you’re doing, you’re going to do just fine. The only comment I have, and I was very pleased to hear from Jim that you’re going to do a conference, I don’t think you have to go crazy over investor relations. As I say, I’ve run publicly held companies myself, two or three conferences a year, going around and meeting the types of funds that invest in you, it’s definitely not something you want to turn into a full-time job, it diverts you from what you should be doing, but you got to do a little of it, and you don’t want to hide a company under the rocks. And I don’t believe in overpromoting things, but you got to get the word out, and I think you will. I mean, if you go around and just do a little bit, you’ll—it’ll go—a little bit will go a long way, is what I’m saying.

        To get to my one and only question, because I’m an equity investor, I invest in equities in companies, and want to see them succeed, and, you know, we all are happy when a company succeeds, we’re also happy when the share price goes up, and, hopefully, both things happen. But I’m always—I always live in fear that a growth company runs out of money and has to go to the market to raise more, and I was just wondering, if you—if you look out to the balance of this year and say next year, you seem to be generating a lot of cash, you seem to have a great balance sheet, you paid some debt down and, which presumably was right out of earnings, which is a wonderful thing, I mean, that’s a spectacular thing. But do you see any reason that you might have to go to the equity market in the next couple of years to fuel your growth, or do you think you can create this organic growth on the back of your own cash flow? And I think that’s my only question.

Steven Komar: That’s a pretty good question, Dave. Obviously, this is—this one I should defer to Jim, on, and I will—my non-professional comment, if you will, or non-expert comment is that I think we will be able to handle our organic without too much problem, but if we do find an opportunity that would require us to get into some form of acquisition mode, well, then, we might have to rethink. But with that being my only comment on this topic, I turn it to Jim.

James McCubbin: Hi, how are you? Nice to hear from you. As we’ve known for several years, we’ll only raise equity, you know, in the event where it can be extremely additive to the business and what we’ve gotten into. This past April, we did do a small raise, we did as small of a raise as possible so we could help, you know, support our balance sheet with the iSYS transaction. And, as I think you can tell, that acquisition was highly accretive for the entire Company. So, in those kind of events, you know, yes, we would use equity but it would be at a last resort. Presently, we are generating positive cash flows, and the trend lines seems to support, you know, the growth in that area. If anything right now, we’re trying to pay down debt, and then after we pay down debt, then we get into a series of other questions or what we do with that free cash generation. But since we’re also, everyone at this table on this side of the phone are large equity holders, in no way are we going to harm ourselves. And in the future, just always remember that we share the same hold position that you do, and we’re going to do things, okay, in many ways with correspondence with many of our large holders to improve our situation overall.

David Carr: Jim, I think that’s really, you’re looking at it exactly the way. And, by the way, I didn’t mean to say you should never issue equity, although I don’t like doing it, but if you have to do it, to do an accretive acquisition, you got to do what you got to do. And if you’re looking at it as a shareholder, you’re looking at it the same way I am, and I think the question was really more directed to on a steady state sort of ride point. What you’re saying is, it doesn’t look like you would have to raise equity.

James McCubbin: Yes, at this time, things would have to fall apart, and then we’d have different problems. Right now, we’ve been working so diligently and so long in building this business where we want to see it blossom now, and we don’t want to do anything that’s going to harm what that bloom is going to do for our benefit as equity shareholders.

David Carr: Well, that’s great to hear, and I’ll just end with that and just tell you, just keep doing what you’re doing because what you’re doing is just terrific.

Steven Komar: Thank you very much, David. Your comments are truly appreciated.

Operator: Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star, one at this time.

        And we show no further questions. I would now like to turn it over to management for any closing remarks. Please go ahead.

Steven Komar: Thank you, Marissa, I appreciate it. And thank you to all of you that joined us in attending this first quarter call. I think, from our perspective, our mission is clear, to get back and deliver on several of the directional statements that we’ve made today. We believe we’re going to do that for the remainder of 2009, and we look forward to the opportunity to prove that to you. In the interim, thank you again very, very much, and I wish you all a good evening.

Operator: Thank you. Ladies and gentlemen.  That does conclude our conference for today. Thank you for your participation. You may now disconnect.